Exhibit 99.4

TENET HEALTHCARE CORPORATION

Offer to exchange its 8.00% Senior Notes due 2020, which have been registered under the

Securities Act of 1933, for any and all of its outstanding 8.00% Senior Notes due 2020

THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M.,

EASTERN TIME, ON                     , 2010, UNLESS EXTENDED.

                     , 2010

To Our Clients:

Enclosed for your consideration is a prospectus dated                     , 2010 (the “prospectus”) and the accompanying letter of transmittal (which together constitute the “exchange offer”) relating to the offer by Tenet Healthcare Corporation to exchange up to $600,000,000 aggregate principal amount of its new 8.00% Senior Notes due 2020, which have been registered under the Securities Act of 1933 (the “new notes”), for any and all of our outstanding 8.00% Senior Notes due 2020 (the “old notes”). As set forth in the prospectus, the terms of the new notes are identical in all material respects to the old notes, except that the new notes have been registered under the Securities Act and therefore will not be subject to certain restrictions on their transfer and will not contain certain provisions providing for an increase in the interest rate thereon under the circumstances set forth in the exchange and registration rights agreement described in the prospectus. Old notes may be tendered in a principal amount of $2,000 and any integral multiple of $1,000 in excess thereof.

We are forwarding the enclosed material to you as the beneficial owner of old notes held by us for your account or benefit but not registered in your name. Only we may tender old notes in the exchange offer as the registered holder, if you so instruct us. Therefore, Tenet Healthcare Corporation urges beneficial owners of old notes registered in the name of a broker, dealer, commercial bank, trust company or other nominee to contact such holder promptly if they wish to exchange old notes in the exchange offer.

Accordingly, we request instructions as to whether you wish us to exchange any or all old notes held by us for your account or benefit pursuant to the terms and conditions set forth in the prospectus and letter of transmittal. We urge you to read carefully the prospectus and letter of transmittal before instructing us to exchange your old notes.

You should forward instructions to us as promptly as possible in order to permit us to exchange old notes on your behalf before the exchange offer expires at 5:00 P.M., Eastern time, on                     , 2010, unless extended. A tender of old notes may be withdrawn at any time prior to the expiration time, which is 5:00 P.M., Eastern time, on                      , 2010 or the latest time to which the exchange offer is extended.

We call your attention to the following:

1.	The exchange offer is for the exchange of principal amounts of new notes for an equal principal amount of old notes. Old notes may be tendered in a principal amount of $2,000 and any integral multiple of $1,000 in excess thereof. As of , 2010, $600,000,000 aggregate principal amount of the old notes was outstanding.

2.	The exchange offer is subject to certain conditions. See “The Exchange Offer—Conditions to the Exchange Offer” in the prospectus.

3.	Tenet Healthcare Corporation has agreed to pay certain of the expenses of the exchange offer. It will pay any transfer taxes incident to the transfer of old notes from the tendering holder to Tenet Healthcare Corporation, except as provided in the prospectus and the letter of transmittal. See “The Exchange Offer—Fees and Expenses” in the prospectus and instruction 8 of the letter of transmittal.

Tenet Healthcare Corporation is not making the exchange offer to, nor will it accept tenders from or on behalf of, holders of old notes residing in any jurisdiction in which the making of the exchange offer or the acceptance of tenders would not be in compliance with the laws of such jurisdiction.

If you wish us to tender any or all of your old notes held by us for your account or benefit, please so instruct us by completing, executing and returning to us the attached instruction form.

The accompanying letter of transmittal is furnished to you for informational purposes only and may NOT be used by you to exchange old notes held by us and registered in our name for your account or benefit.

INSTRUCTIONS

The undersigned acknowledge(s) receipt of your letter and the material enclosed with and referred to in your letter relating to the exchange offer of Tenet Healthcare Corporation.

This will instruct you to tender for exchange the aggregate principal amount of old notes indicated below (or, if no aggregate principal amount is indicated below, all old notes) held by you for the account or benefit of the undersigned, pursuant to the terms and conditions set forth in the prospectus and the letter of transmittal.

Aggregate principal amount of old notes to be tendered for exchange:*

$                                                               8.00% Senior Notes due 2020

*	I (we) understand that if I (we) sign this instruction form without indicating an aggregate principal amount of old notes in the space above, all old notes held by you for my (our) account will be tendered for exchange.

Signature(s) of Holders(s)	Signature(s) of Holders(s)

Name (Please Print)	Name (Please Print)

Taxpayer Identification or Social Security Number(s)	Taxpayer Identification or Social Security Number(s)

Capacity (full title), if signing in a fiduciary or representative capacity

Telephone Number (including area code)

Address

City, State and Zip Code

Date